Exhibit 99.1

NEWS RELEASE

7007 Pinemont Drive

Houston, TX 77040 USA

Contact: W. Richard Wheeler

President and CEO

TEL: 713.986.4444

FAX: 713.986.4445

FOR IMMEDIATE RELEASE

GEOSPACE TECHNOLOGIES REPORTS FISCAL YEAR 2015 FIRST QUARTER RESULTS

Houston, Texas – February 4, 2015 – Geospace Technologies (NASDAQ: GEOS) today announced a net loss of $5.4 million, or $0.41 per diluted share, on revenues of $21.2 million for its fiscal quarter ended December 31, 2014. This compares with a net income of $24.2 million, or $1.85 per diluted share, on revenues of $101.3 million for the prior year.

Walter R. (“Rick”) Wheeler, Geospace Technologies’ President and CEO said, “Commensurate with current seismic industry weakness, our first quarter of fiscal year 2015 faced significant market challenges. Revenues for the quarter decreased $80.2 million or 79% from last year’s first quarter and comparative net income for the quarter dropped by $29.6 million or 123%. Reductions in our first quarter revenues were attributed to a continuing decline and perpetuation of lower market demand for our exploration-focused traditional and wireless seismic products. Revenues from these products were $13.4 million in the current quarter compared to last year’s first quarter where higher demand and large orders for these products resulted in revenue of $66.0 million. In addition, we had no contracts underway for permanent reservoir monitoring (PRM) systems. In contrast, we recognized $28.0 million in last year’s first quarter from the Statoil project. ”

“Along with lower first quarter revenues, the product mix of revenues during the quarter was comprised of mostly low margin items. These thin product gross profit margins, rental fleet depreciation, and low factory productivity resulting in a high level of unabsorbed fixed overhead expenses pulled our first quarter gross profits just below breakeven. We expect our seismic product gross profit margins to be under significant stress throughout fiscal year 2015 due to expected lower manufacturing activity.”

“Customer and client interest in our cableless OBX ocean bottom nodal products continues to be a bright spot in an otherwise stark seismic instrument market. At various times during the first quarter, over 2,800 stations of our OBX system were utilized in rental programs executed with multiple customers. We expect to rent over 1,600 OBX stations at various times during the second quarter. We recently learned that the previously announced ocean bottom survey that was scheduled to utilize 4,000 stations of our OBX system has been delayed for an unspecified period of time. However, this customer is now quoting other projects which, if successful, would utilize much of the equipment during the same time frame. Regarding our discussions with Seafloor Geophysical Solutions (SGS), we understand that management continues to seek capital funding, albeit at significantly lower levels. If successful in raising the reduced targeted level of funding, SGS intends to rent our OBX equipment rather than purchase it. As a result, we will recognize as income in our second fiscal quarter the $3.0 million non-refundable purchase deposit we received from SGS in fiscal year 2014.”

“First quarter revenues from our reservoir products totaled $2.2 million, down 93% from the first quarter of last year. As previously mentioned, no PRM contracts were underway in the first quarter, and we do not anticipate any significant revenues from such systems in fiscal year 2015. We continue to discuss potential PRM projects with oil and gas companies, including some that are considering PRM systems for the first time. While we have no contracts today for PRM systems, we are committed to future product development in this area and we continue in our optimism that PRM systems will remain a large, yet lumpy part of our future business.”

“In adjusting to current market conditions, we have reevaluated the pace of our planned construction expenditures for our Pinemont facility. As a result, we are proceeding quite cautiously with any substantial new building investments until we have more visibility into future seismic product demand and PRM contract awards. We now expect our fiscal year 2015 capital expenditures for the Pinemont facility to range between $1 to $5 million versus our previous forecast of $15 million. We are adjusting our expected capital expenditures for other property and equipment from $10 million to approximately $5 to $7 million. Through personnel reductions and other cost controls, we have reduced factory hours over 60% since last year and we expect an additional $6.5 million of wage reductions in fiscal year 2015 through the elimination of incentive compensation payments. We will continue to evaluate our cost structure in light of industry conditions.”

“In other news, we are pleased to announce that we received our ISO 9001:2008 Quality Certification on November 28, 2014. Our internally developed Quality Management System was noted for its advanced functionality and tracking capabilities. All of our employees have long focused on delivering and maintaining high standards of quality and safety in our products and operations, and it is very satisfying to receive independently audited validation of these efforts.”

“Overall, our first quarter was negatively impacted by continued lower demand for our seismic products as a direct result of reduced activity in the seismic exploration market. We anticipate that our operations will remain challenged so long as the seismic market remains soft. However, as in similar periods in our past, we believe our strong balance sheet and leadership in products and services will help us prevail through these times.”

Conference Call Information

Geospace Technologies will host a conference call to review its fiscal year 2015 first quarter financial results on February 5, 2015, at 10:00 a.m. Eastern Time (9:00 a.m. Central). Participants can access the call at (866) 952-7534 (US) or (785) 424-1835 (International). Please reference the conference ID: GEOSQ414 prior to the start of the conference call. A replay will be available for approximately 60 days and may be accessed through the Investor tab of our website at www.geospace.com.

About Geospace Technologies

Geospace Technologies Corporation designs and manufactures instruments and equipment used by the oil and gas industry to acquire seismic data in order to locate, characterize and monitor hydrocarbon producing reservoirs. The company also designs and manufactures non-seismic products, including industrial products, offshore cables, thermal printing equipment and film.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included herein including statements regarding potential future products and markets, our potential future revenues, future financial position, business strategy, future expectations and estimates and other plans and objectives for future operations, are forward-looking statements. We believe our forward-looking statements are reasonable. However, they are based on certain assumptions about our industry and our business that may in the future prove to be inaccurate. Important factors that could cause actual results to differ materially from our expectations include the level of seismic exploration worldwide, which is influenced primarily by prevailing prices for oil and gas, the extent to which our new products are accepted in the market, the availability of competitive products that may be more technologically advanced or otherwise preferable to our products, tensions in the Middle East and other factors disclosed under the heading “Risk Factors” and elsewhere in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which are on file with the Securities and Exchange Commission. Further, all written and verbal forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by such factors. We assume no obligation to revise or update any forward-looking statement, whether written or oral, that we may make from time to time, whether as a result of new information, future developments or otherwise.

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended
	December 31, 2014	December 31, 2013
Revenues:
Products	$18,463	$97,820
Rental equipment	2,703	3,528

Total revenues	21,166	101,348

Cost of revenues:
Products	18,613	51,239
Rental equipment	2,574	3,018

Total cost of revenues	21,187	54,257

Gross profit (loss)	(21)	47,091

Operating expenses:
Selling, general and administrative	5,869	6,702
Research and development	3,301	4,375
Bad debt expense	697	347

Total operating expenses	9,867	11,424

Income (loss) from operations	(9,888)	35,667

Other income (expense):
Interest expense	(112)	(132)
Interest income	59	31
Foreign exchange gains (losses)	1,589	(21)
Other, net	(90)	(26)

Total other income (expense), net	1,446	(148)

Income (loss) before income taxes	(8,442)	35,519
Income tax expense (benefit)	(2,997)	11,343

Net income (loss)	$(5,445)	$24,176

Basic earnings (loss) per share	$(0.41)	$1.86

Diluted earnings (loss) per share	$(0.41)	$1.85

Weighted average shares outstanding - Basic	12,977,913	12,947,195

Weighted average shares outstanding - Diluted	12,977,913	13,000,113

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2014	September 30, 2014
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$30,290	$33,357
Short-term investments	19,655	19,861
Trade accounts receivable, net	13,365	24,602
Notes receivable, net	4,075	3,786
Inventories, net	147,274	145,890
Deferred income tax assets	7,286	7,244
Prepaid expenses and other current assets	10,107	9,268

Total current assets	232,052	244,008

Rent equipment, net	51,180	53,873
Property, plant and equipment, net	52,457	49,205
Goodwill	1,843	1,843
Non-current deferred income tax assets	54	75
Non-current notes receivable, net	24	28
Prepaid income taxes	5,396	5,848
Other assets	105	106

Total assets	$343,111	$354,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable trade	$5,724	$4,964
Accrued expenses and other current liabilities	10,546	14,590
Deferred revenue	3,544	3,752
Deferred income tax	60	23
Income tax payable	251	22

Total current liabilities	20,125	23,351

Non-current deferred income tax liability	1,658	2,377

Total liabilities	21,783	25,728

Commitments and contingencies

Stockholders’ equity:
Preferred stock	—	—
Common stock	131	131
Additional paid-in capital	70,873	70,704
Retained earnings	255,474	260,919
Accumulated other comprehensive loss	(5,150)	(2,496)

Total stockholders’ equity	321,328	329,258

Total liabilities and stockholders’ equity	$343,111	$354,986

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended December 31, 2014	Three Months Ended December 31, 2013
Cash flows from operating activities:
Net income (loss)	$(5,445)	$24,176
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Deferred income tax expense (benefit)	(702)	248
Depreciation and amortization	3,933	3,474
Accretion of discounts on short-term-investments	57	—
Stock-based compensation expense	1,220	810
Bad debt expense	697	347
Inventory obsolescence expense	777	904
Gross loss (profit) from sale of used rental equipment	5	(5,331)
Gain on disposal of property, plant and equipment	—	(31)
Effects of changes in operating assets and liabilities:
Trade accounts and notes receivable	10,099	(2,243)
Inventories	(3,953)	13,717
Costs and estimated earnings in excess of billings	—	9,266
Prepaid expenses and other current assets	(2,671)	(4,157)
Prepaid income taxes	452	(2,031)
Accounts payable trade	794	(1,086)
Accrued expenses and other	(6,766)	(2,146)
Deferred revenue	(163)	4,496
Income taxes payable	257	12,321

Net cash provided by (used in) operating activities	(1,409)	52,734

Cash flows from investing activities:
Purchase of property, plant and equipment	(1,147)	(1,382)
Investment in rental equipment	(29)	(17,717)
Proceeds from sale of used rental equipment	244	8,092
Purchase of short-term investments	(1,550)	—
Proceeds from the sale of short-term investments	1,715	—

Net cash used in investing activities	(767)	(11,007)

Cash flows from financing activities:
Net payments under line of credit	—	(931)
Excess tax (expense) benefit from share-based compensation	(1,051)	661
Proceeds from exercise of stock options	—	212

Net cash used in financing activities	(1,051)	(58)

Effect of exchange rate changes on cash	160	(2)

Increase (decrease) in cash and cash equivalents	(3,067)	41,667

Cash and cash equivalents, beginning of period	33,357	2,726

Cash and cash equivalents, end of period	$30,290	$44,393

GEOSPACE TECHNOLOGIES CORPORATION AND SUBSIDIARIES

SUMMARY OF SEGMENT REVENUES AND OPERATING INCOME (LOSS)

(in thousands)

(unaudited)

	Three Months Ended
	December 31,	December 31,
	2014	2013
Seismic segment revenues:
Traditional exploration products	$7,721	$20,462
Wireless exploration products	5,694	45,508
Reservoir products	2,178	29,257

	15,593	95,227
Non-Seismic segment revenues	5,431	5,912
Corporate revenues	142	209

Total revenues	$21,166	$101,348

	Three Months Ended
	December 31,	December 31,
	2014	2013
Operating income (loss):
Seismic segment	$(7,385)	$38,543
Non-Seismic segment	858	774
Corporate	(3,361)	(3,650)

Total operating income (loss)	$(9,888)	$35,667